RAND LOGISTICS, INC.
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                              RAND LOGISTICS, INC.

                       2008 Second Quarter Conference Call
                                November 14, 2007
                                   9:00 AM ET

Operator:         Good morning & welcome ladies and gentlemen to the Rand
                  Logistics Second Quarter Fiscal 2008 Conference Call. At this time I would like to inform you that this conference is being recorded and that all participants are in a "listen only" mode. At the request of the Company we will open the conference up for Questions & Answers after the presentation.

                  This conference call may contain forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) concerning Rand Logistics and its operating subsidiaries. Forward-looking statements are statements that are not historical facts, but instead statements based upon the current beliefs and expectations of the management of Rand Logistics. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the results included in such forward-looking statements.

                  At this time, it is my pleasure to turn the conference over to Laurence Levy, Chairman and CEO. Please go ahead Sir.

Laurence Levy:    Thank you operator. Good morning everyone, and thank you for joining us for Rand's Second Quarter 2008 conference call.
                  After my opening remarks, Scott Bravener, President & CEO of
                  Lower Lakes, will discuss operational highlights for the Second Quarter. Then, Joe McHugh, CFO of Rand, will cover some financial points and Ed Levy, President of Rand will update you on our acquisition of the two Voyageur vessels as well as provide an update on the WMS time chartered vessels and the related work stoppage, which recently concluded. Finally, I will summarize our prospects for next year and we will open up the call for questions.

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                  During the second quarter, our core operations, which include the original eight Lower Lakes vessels, posted higher operating margins before G&A with substantial improvement in our four US flagged vessels. We are very pleased that all three of the WMS vessels which were previously laid up due to a work stoppage are now sailing and servicing our customers' needs. In addition, we are pleased to have closed the acquisition of two conventional bulk carriers from Voyageur Marine Transport on August 27, which will provide significant incremental cash flow to Rand. However, our second quarter financial performance was significantly impacted by the lay-up of the WMS vessels during the work stoppage, and the subsequent August-September start up period during which WMS recruited licensed officers. In addition, the quarter also reflects a significant investment in Finance and Administrative operations and IT infrastructure required to support the growth in our business as well as to comply with Sarbanes Oxley requirements.

                  Now I'd like to turn the call over to Scott. Scott?

Scott Bravener:   Thanks Laurence.

                  First I'd like to discuss the factors that drove and hindered our revenue growth in the second quarter. Year over year revenue growth for the quarter, excluding the WMS vessels, increased by $4 million, or 19% to $24.6 million due to the improved performance of our US vessels, rate increases, and revenue from our newly acquired vessels. Excluding the three WMS time chartered vessels and the just acquired bulk carriers; sailing days equaled 721 for the quarter ended September 30, 2007 versus 727 for the quarter ended September 30, 2006. The maximum number of sailing days for the quarter ended September 30, 2007 was 736. We lost 15 days during the second quarter due to repair work being done on one of our Canadian vessels.

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                  As you all know, on August 1st of last year, we entered into a time charter agreement with Wisconsin & Michigan Steamship Company for the exclusive use of three self-unloading bulk carriers, which substantially expanded our shipping capacity and further strengthened our market position. During the second quarter, the three time chartered vessels generated
                  $1.8 million of revenue compared to $5.5 million during last year's second quarter due to the work stoppage that commenced on May 9, 2007. The three WMS time chartered vessels sailed only 60 days for the quarter versus 183 in the year ago period. We remain very optimistic about the long term benefits that these three vessels will provide to our company.

                  Excluding WMS, our income before G&A Expense for the quarter increased $1.3 million or 22% to $7.0 million. EBITDA growth excluding WMS exceeded revenue growth due to efficiencies realized in our US fleet, higher freight rates both in Canada and the US and better optimization of backhaul opportunities. I see no reason why these trends will not continue into the future and may in fact accelerate as we are able to bring the three WMS vessels up to their full potential.

                  We are well advanced in negotiations to renew our expiring customer contracts for the upcoming 2008 sailing season. At the present time, we have substantially agreed on terms relating to the vast majority of our material contracts that were due to expire in 2008 on economic terms that are consistent with our expectations. In addition, I am pleased to report that we have already been able to secure several new pieces of business for the 2008 sailing season which should further enhance the scheduling efficiency of our fleet. Given the prohibitive cost associated with building new capacity without a material increase in rates, we believe that the overall shipping demand on the Great Lakes will continue to

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                  exceed available industry capacity for the foreseeable future.
                  As such, we anticipate price increases in excess of cost increases for the foreseeable future. In addition, we have not been affected by increasing fuel prices as we pass these increases along to our customers.

                  Operationally, we were able to achieve significant improvements in our performance within our US fleet thus far this year. Investments we have made in personnel, preventative maintenance, and capital expenditures for these vessels have reduced repair costs, improved port efficiencies, and generated increased revenues. We have continued to witness significant improvement in the US fleets' performance in October and early November relative to 2006 and are optimistic that the performance of these vessels will continue to exceed comparable periods from last year. While we have made significant progress in improving the results of the four US vessels, I believe that additional profit enhancement opportunities still exist.

                  I am pleased with our base business' operating performance for our first half and am happy to have regained the full capacity utilization of the three WMS time chartered vessels. I'll now turn the call over to Joe.

                  Joe?

Joe McHugh:       Thanks Scott. I'm sure you've all read through our second
                  quarter news release and possibly even our 10-Q filed yesterday, so I'm not going to reiterate all of the numbers.

                  Excluding the financial results of the Variable Interest Entity WMS, for which Rand was the primary beneficiary under GAAP rules even though Rand has no ownership interest in that entity, EBITDA decreased from $5.5 million for the second quarter of last year to $3.0 million for the second quarter of this year. We incurred a loss of $1.4 million associated with the vessels operated under the WMS time charter versus a positive EBITDA of $1.4 million in the comparable quarter. Excluding the WMS vessels, EBITDA for core operations would have increased by $200,000 from 2006 to 2007, despite a $1 million increase in G&A expenses.

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                  Specifically, G&A at the operating company increased by $1.2 million to $2.0 million, primarily attributable to a number of initiatives necessary to support the Company's growth. We consider approximately $800,000 of the increase to be non-recurring, including (1) the cost to significantly upgrade the Finance and IT infrastructure, (2) expensing certain costs arising out of the Voyageur Transactions, and (3) costs related to the FIN-48 tax rule. Costs related to the IT Infrastructure upgrade will continue through the end of this fiscal year. The increase in operating company G&A was in part offset by a $150,000 decrease in Rand's public company expenses, including reduced legal expenses. We remain committed to our goal of maintaining cash expenses at the Rand level at $2.7 to $3.0 million per year.

                  Now I'd like to turn it over to Ed. Ed?

Ed Levy:          Thanks, Joe.
                  We are pleased with the progress that we have made not only in building Rand from 8 vessels in March of 2006 to 14 currently, but also in the management and systems improvements that we have implemented to support this growth. We believe that much of the investment spending necessary to upgrade our management infrastructure and support will be behind us at the end of this fiscal year. As we have reported, Wisconsin and Michigan Steamship's agreement with the American Maritime Officers expired on July 31 pursuant to its terms and was not renewed. Under the agreement, the AMO had provided the supervisory positions on the WMS vessels and had been engaged in a work stoppage since May 9th. Subsequent to the Agreement expiration, WMS has recruited new supervisory officers to operate the three vessels. We believe that with a full sailing season and the new labor structure that WMS has put in place, there is significant earnings growth potential associated with these three vessels that is not currently reflected in our financial performance.

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                  At the end of August we were pleased to announce the
                  acquisition of the two Voyageur Marine Transport vessels and the signing of a long term contract of affreightment on a third vessel, which includes a purchase option . Similar to our self unloading vessels, there are a limited number of bulk carriers on the Great Lakes and we do not believe that it is economically feasible to add new capacity for the foreseeable future. As such we believe that the supply demand imbalance that currently exists in this market will continue. These vessels not only leverage our existing customer relationships but also expand the range of services that we can provide to our customers and diversify our end markets served. Consistent with our stated strategy, we were able to secure long term contracts for the boats capacity through 2011 with a variety of premier grain customers. Based on the $23.7 million purchase price paid for the assets, we acquired these assets at less than 5.0 times EBITDA. Similar to the three WMS vessels, our recent financial results do not yet fully reflect the benefit of the Voyageur assets.

                  As Scott mentioned we believe that overall demand on the Great Lakes should continue to exceed available market capacity for the foreseeable future. Consistent with our strategy to capitalize on the market trends we are witnessing, we remain focused on building upon our strong base business and are actively pursuing a variety of "in-market" acquisition opportunities, which we believe will continue to strengthen our competitive position and create value for our shareholders.

                  Finally, as we have mentioned previously, in the next 5 to 8 years our Canadian competitors will either need to decommission their existing vessels or make a material investment to refurbish them. Late last week, Seaway Marine Transport announced that they will invest approximately $125

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                  million to rehabilitate two of their vessels. This compares to our total acquisition price of approximately $53 million for the original eight Lower Lakes vessels, a price of $18 million paid by WMS for the three vessels purchased from Oglebay
                  Norton which we in turn have an option to acquire for a comparable amount and our $23.7 million purchase price for the two Voyageur vessels. We continue to believe we have acquired very attractive assets at attractive valuations.

                  With that said, I would like to turn the call back to Laurence.

Laurence Levy:    Thanks Ed. We, as a management team, do believe that Rand is at a positive inflection point and should enjoy a strong financial year in calendar 2008. Our existing base business is performing well with our US flag vessels performing particularly well compared to last year. We expect this strong trend to continue. Our WMS time chartered vessels are all sailing again and servicing customer needs with a lower operating cost structure than existed before the work stoppage. We anticipate having them fully operational for the whole of next year at significantly improved profit margins compared to the current work stoppage interrupted year. Our two bulk carriers are performing well and will contribute a full year of profitability in calendar 2008. Thus far, customer contract renewals and pricing have met our expectations and we have added several new pieces of business which will improve our fleet efficiency by increasing our capacity utilization. Lastly, I would highlight that well over half of our cash flow is generated in Canadian dollars, which has been a strongly appreciating currency against the US dollar, the currency in which we report results.

                  With that said, operator, could you please begin the Q&A portion of the call?

Operator:         Ladies and Gentleman if you would like to ask a question
                  simply press star then the number 1 on your telephone keypad.
                  We'll pause for just a moment to compile the Q&A Roster. Your first question will come from the line of Arnie Ursaner with CJS Securities.

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Fred Boniker:     Good morning gentlemen. This is actually Fred Boniker on
                  behalf of Arnie. I actually have a few questions. I wanted to start out with trying to get a sense for at what rate does it make economic sense to actually build a new ship to try and meet some of this excess demand that you're finding.

Laurence Levy:    Fred, this is Laurence. I mean we don't have a specific number there, but just in general terms, we have paid on average about $8 million for each of our vessels in our fleet. And we are earning what we believe is a satisfactory and fair rate of return on that investment.

                  The replacement costs on our vessels today is somewhere in the range of about nine to ten times our invested amount. So in ballpark terms, I think it's reasonable to assume that the EBITDA or cash flow would have to increase by a factor of eight to nine times to justify earning a fair rate of return on new investments.

                  Now clearly there wouldn't have to be an eight to nine times increase in revenue since your operating costs are covered already, but it would be a very significant increase in revenue rates from where they are today.

Fred Boniker:     I see. Relative to pricing terms, I mean given these favorable supply demand dynamics can you elaborate a little bit more on the kinds of pricing terms that you're getting and what you expect for FY '09.

Laurence Levy:    Scott could you address that please.

Scott: On recent renewals Fred, we've exceeded our expectations certainly as we discussed last quarter well over double historical norms out three to five years in duration. And generally, in the first year or two of any agreement, we've been able to get double-digit increases.

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Fred Boniker:     Great and in light of that, can you remind us how long your contracts typically run and maybe what percentage are up for renewal in the next 12 months?

Scott: Typically, our contracts are anywhere from three to five years in duration for the most part. And we have recently renewed three or four of expiring contracts and we've got - we've only got one or two remaining contracts that expire this year of any materiality to be renewed.

Fred Boniker:     Okay, great. I'll just ask one final question regarding
                  operating margins. How should we think about operating margins for FY '09 once you've kind of have everything normalized in the business?

Laurence Levy:    Ed would you mind responding to that?

Ed: Fred, I think that we have given our investors direction that if they're thinking about operating margin of approximately $6500 a day, that's a good ballpark number to be thinking about. Yes, that's the direction we've given people.

Fred Boniker:     And that's per vessel.

Ed:               Per vessel, correct.

Ed:               $6000 to $6500 per day per vessel.

Fred Boniker:     Okay thank you very much.

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Ed:               Fred, to finalize the point Scott was making. On a couple of contract renewals that we have remaining, we're already well into dialogue with those customers and feel very confident in terms of our success rate in getting those renewed.

Fred Boniker:     Excellent. Thank you very much.

Laurence Levy:    Thank you Fred.

Operator:         Your next questions will come from the line of Paul Sonkin with Hummingbird

Paul Sonkin:      Good morning. I had a couple questions. One, it sounds like is the December quarter going to be your first clean quarter with Voyager and WMS and I guess would this be, or would the December quarter be representative of the earnings power of the business.

Laurence Levy:    Paul we do not expect that this quarter will fully reflect the benefits we anticipate next year. The primary reason is that the WMS vessels, while they are getting up to speed and sailing, they've been through a significant period of recruiting new officers and have taken some time to get up their full operational speeds.

                  They are still not at the full cost structure or at the cost structure, we anticipate they will be operating at next year. So while we will see some incremental benefit from them compared to during the work stoppage period, by next year they should be at a significantly improved margin.

Scott: Paul I'd just to add to that, also on the Voyager bulk vessels that we recently purchased, there was a number of existing contracts that expired at the end of this navigation season that we had to honor as part of our renegotiation of those contracts. So we expect the results from those vessels under the newly renegotiated contracts to be much better next year.

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Paul Sonkin:      So in the December quarter, we should see improvement over last year, but there'll still be a little bit of noise in the quarter.

Laurence Levy:    I think that's probably a fair assessment Paul at this point.

Paul Sonkin:      Can you also talk about your acquisition pipeline and also it seems to me as though you've made all these investments, and significant investments, in SG&A, I guess will this allow incremental acquisitions to be more accretive to earnings as more of the gross profit just falls to the bottom line.

Laurence Levy:    Ed would you mind responding to that, please.

Ed: Good morning Paul. I think on the acquisition pipeline, we are still -- we are very active in that area. We see a number of accretive strategic acquisitions that we are pursuing at this point, but continuing to maintain the disciplines that we think we've shown historically. And we have, and I think the Voyager transaction as an excellent example of this, we now have the infrastructure in place to do these add on acquisitions without adding incremental SG&A costs.

                  In the case of Voyager, we added one person. So we should get tremendous operating leverage as we continue to add assets to the business.

Paul Sonkin:      Are you looking outside the Great Lakes or would it be fair to say that Rand Logistics at this point is mainly Great Lakes centric.

Ed: We have enough opportunities and we're seeing enough opportunities in the market, Paul, where we are very focused - entirely focused, at this point on the Great Lakes and we're looking at a variety of different opportunities both consistent with our existing fleet, as well as some add ons which allow us to serve our existing customer base more effectively.

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Laurence Levy:    Paul the attraction of the Great Lakes is obviously we have a tremendous management team there, we've got our infrastructure there, we're able to extract synergies from any add on acquisitions in that geographic market, we're servicing similar customers so we see a lot of benefits to the extent that opportunities are available in that market to continue to focus there.

Paul Sonkin:      And Laurence in conversations that we have had, that I've just gotten the impression from you that since you originally made the acquisition of Scott's company, that it seems as though the opportunities that arise become even more robust, like it just seems as though there were a lot of opportunities that you weren't even aware of a year and a half ago.

Laurence Levy:    I think that's probably a fair assessment Paul. As we become more acquainted with the markets as the markets become more acquainted with us opportunities have surfaced. We've been in touch with numerous parties on the Great Lakes.

                  And as a result, over time we are starting to see response to those efforts. So we are quite confident that we do have prospects available to us. We don't want to rush into them, we are very focused on acquiring them at rationale pricees if we make any deals.

                  We think we've suddenly achieved that with WMS and Voyager with both assets in essence once you cut through the numbers, the investments have been made at less than five times EBITDA. That's the kind of range we feel very happy at.

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                  Particularly in light of I think some of you may have seen at one of our recent presentations where we spoke about Oceanex, which is a company listed on the Toronto Stock Exchange, which does shipping in the Canadian market.

                  It is just being sold right now at ten times EBITDA, or so. And we think as long as we can continue to do accretive acquisitions in the range of which we've been able to achieve them that we are creating significant value for our shareholders.

Paul Sonkin:      And I guess I have a question for Scott. Could you comment a little bit on water levels. I guess the natural ebb and tide of the water levels and the dredging situation on the Great
                  Lakes.

Scott:            Yeah certainly Paul, as we've discussed a number of times.
                  Historically, water levels in the Great Lakes have run on roughly 15-year cycles. Right now, we're trending fairly close to record lows on a lot of the lakes, 1998 was a record high water levels for the Great Lakes so we feel that we're near or at the bottom of a cycle right now. We've seen in Lake Superior just in the last two months at a time when historically water levels are dropping at this time of year in their seasonal cycle, Lake Superior has increased by over eight inches during that period which is a significant improvement.

                  They went from a period of about two years of drought in the western lakes to record rainfall over the last two months in the Duluth Superior region and that's brought water levels on Lake Superior back up to datum where they had been trending very close to record lows for most of the year. We're in fact carrying larger cargos right now on our main trade into Sault Ste. Marie and Lake Superior than we have at any point this season.

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                  And typically, this time of year you're reducing draft due to the seasonal variation of water levels. We're still very concerned about the effect of water levels.

                  Most of our contracts contain water level language that the water level continues to fall below certain points where we're able to adjust pricing.

                  As far as dredging, dredging on the Great Lakes for the last number of years, the funds have not been available to the US Core of Engineers and there's been a reduced amount of dredging.

                  Congress just recently overrode the Presidential veto of the Water Act that was just recently passed. We're hopeful that both legislative bodies in the US are planning on passing that bill. And we're hopeful that that's going to provide over the next several years increased funding for dredging on the Great Lakes.

Paul Sonkin:      So it sounds like that you'll sort of have the winds at your backs in terms of the water levels going forward.

Scott: We're hopeful of that Paul. As I say, historically, we've been a 15-year cycles and if it holds true to pattern, the last time we seen water levels this low on the Great Lakes.

                  There's a lot of talk of global warming, etc., and a lot - but we've seen water levels in the 1930s and the 1960s that resemble the levels that we have now on the lake.

                  So they have been there before and as I say as recently as 1998, we've seen record high water levels. So it's very unpredictable, but also there is a natural cycle to it and we expect that we are at or near the bottom of that cycle.

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Paul Sonkin:      All right great thank you very much.

Laurence Levy:    Paul, so just to follow-up on this, clearly if historic
                  patterns do hold and water levels do improve, it will have a material positive impact on our bottom line. We are a fixed cost business where we've covered all our fixed costs. In any incremental tonnage, we all are able to carry as a result improved water levels will not only reduce our revenue but fall straight through to our bottom line. So hopefully things can only get better from here on.

Paul Sonkin:      Thanks.

Laurence Levy:    Thank you.

Operator:         Your next question will come from the line of Brett Fialkoff with P2 Management.

Brett Fialkoff:   Scott can you elaborate a little on the improvement you're seeing in the US maybe if you could touch on margins and specifically what are the issues there that have been kind of hindering our performance.

Scott: Brett specifically on - within the US fleet, we've over the past couple of seasons we had seen a lot of difficulty not only in our fleet but in the US Marine industry in general recruitment of crews and retention has been a major problem.

                  We beefed up our personnel on the engineering side last year within the US fleet, spent a lot of money under capital expenditures and in improving the unloading equipment on board the vessels. And we've just seen the increased reliability this year.

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                  Certainly, we've spent a lot of money on performance. We've put in place performance award programs quarterly for the performance of the US boats and we've seen a major improvement since we instituted that program, both in reduced crew turnover and now our operating efficiencies have greatly improved. Our unloading rates are much improved from last year.

                  And on a margin basis compared to year-to-date, it's been - we've slightly exceeded our budget numbers for this year and compared to prior year, we're almost a 10% improvement in the margin of those US vessels.

Brett Fialkoff:   Okay. And Ed you spoke about the Canadian competitor would have to decommission or spend a lot of money down the road.
                  Can you just elaborate on their situation?

Ed: Brett what we know is what they have made available in press releases. And we're aware of the fact that they're going to be doing the refurbishing of their vessels over in China and they've made it known that they're talking about $125 million so they're going to be investing approximately $62 million per vessel.

                  We appreciate that. That coincides with the same kind of pricing that we have seen as we've looked at new vessel bills. And we very much like the fact that as Laurence mentioned that our cost of vessels are somewhere in the $8 million range and our competitors price the vessel at a minimum of $62 million. So we very much like what that does from a competitive dynamic standpoint.

                  And hopefully they're going to be getting the kind of rates of return on those vessels that they're shareholders are demanding from them.

Brett Fialkoff:   Okay, thank you.

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Laurence Levy:    Thanks Brett.

Operator:         Your next question will come from the line of Bobby Melnick with Terrier Partners.

Bobby Melnick:    Hi a couple of questions please. I wanted to follow up on your comments about the Seaway. You're not suggesting that these are comparable ships to yours are you?

Ed:               We're suggesting that these are comparable ships to ours, yes
                  Bob.

Bobby Melnick:    Well I think that's just disingenious and I think that's
                  misleading. Have you spoken to Seaway about why they did this?

Ed:               We know the two vessels by name that they are ...

Bobby Melnick:    But they put it in a press release so I mean that's not value added. Have you spoken to them as to why they engage in this CAPEX program?

Ed: All we have is the information that they have put forth in their press release and we know the two vessels, which are competitive with our vessels.

Bobby Melnick:    Well, I've spoken to them and I would suggest that these are not comparable vessels and I think it's very disingenuous and misleading to suggest that these are comparable to yours.

                  These are vessels they intend to use 12 months of the year. These are vessels that can use salt water. These are vessels that will not be dried out three to four months a year when the Great Lakes are shut in.

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                  These are vessels that are largely going to be used for their integrated service carrying iron ore, they're larger vessels, they're vessels that offer services that our ships could not possibly offer. So I think it's a little disingenuous. It's a lot of money $125 million. By the way, that's $125 million Canadian so it's slightly more than $125 million US at this point, but they're really not comparable vessels to our own. And it's really very misleading to suggest that they're competitors to ours so that they're comparable to ours. So I don't think that's appropriate.

                  I wanted to ask a little bit about your reporting. In your press release, you talk about proformas adjusted EBITDA improvements. You don't talk about some things that are mentioned in your 10Q, however.

                  In your 10Q, you cite that the company breached its covenants during the quarter that you were in default of your financial covenants and you required a waiver November 6, which you received from your bankers, which is similar to the waiver you received on August 6.

                  My question is when do you think you guys might have a quarter where you don't breach your covenant and require a waiver from your bankers, please?

Laurence Levy:    Joe, could you respond to that.

Joe: Yes I can. I think there's a couple of factors Bobby that impacted that. The quick change in the exchange rate did impact the translation of our US earnings into Canadian dollars, which are used in our bank covenants since most of our debt is Canadian.

                  So, we had impact from the strike. We had some impact from the strike on the core business despite that improving a bit in the inefficiencies of those boats trying to meet the most critical needs of the customers, which caused us some inefficiency.

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                                                            RAND LOGISTICS, INC.
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                  We had the higher G&A costs which is a one time - most of
                  those are non-recurring, some of them in the quarter and some of them after this year, And we also are entering a quarter, in the third quarter, where anything can happen with the weather.

                  So we're sitting here now almost halfway through the quarter and barring some problem with the weather, we've got all our ships in operation today as you know with the third WMS ship back in service in early - all three of them sailing as of November 1, and we also have the Voyager vessels which have their best business - seasonal business - during this quarter of the year.

                  So the fourth quarter - the fourth quarter which is our third quarter, year-over-year should be an improvement over the prior year.

Bobby Melnick:    So you don't think you'll trip any covenants - I mean it's a little unusual. You guys raised $11 million in new capital during the quarter and then you blew your covenants.

Joe: Well, we had - a couple of things happen. - I mean we had the exchange rate change. We also had the timing of when that Voyageur agreement started. When we set our covenants with GE the actual timing was off about a week and the vessels were in a location where they had couldn't get to pick up their first delivery and record revenue they way we record revenue until about five to six days into - actually in the first week or first day or two of September.

                  So we had that timing that was slightly off. We had the currency change, we had the impact of WMS and we had just the timing of the G&A costs some of which were one timers. And when we set those new covenants with GE, we hadn't realized

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                                                            RAND LOGISTICS, INC.
                                                                         Page 20

                  the benefit yet of some of the things from some of the programs, nor the timing of the costs of what we had to do in the second quarter to become complaint in SOX testing that we're required to start for the management testing this quarter.

Bobby Melnick:    I don't understand something you guys, the three of you, have consistently been talking about how this company has an opportunity to leverage its high fixed cost.

                  Presumably that refers to the fact that you have approximately $3 million in corporate which Joe said $2.7 million to $3 million in corporate and you've historically cited that you have a $4 million operating expense which is Port Dover and the Cleveland office.

                  So you've consistently that it's about $7 million but as the company acquires new assets or even diversifies with other Great Lakes assets that you will not be required to add to your fixed costs in your infrastructure.

                  And the reason I'm puzzled about that is because you've consistently cited the $4 million as your Canadian Port Dover expenses. And yet in a presentation that you made October 12 to C.L. King very clearly on the chart you cite that your operating SG&A of (Port Dover) in Cleveland is $4.5 million which is a 12% increase from the $4 million you've consistently cited.

                  So my question to you which is the truth. Is this a company that can add revenues and assets and leverage its extraordinarily high infrastructure costs or is it a company that is consistently going to sort of tweak up and bleed higher operating expenses that cut into the profitability?

Laurence Levy:    Bobby, this is Laurence I'm not sure of the source of your numbers ...

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                                                            RAND LOGISTICS, INC.
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Bobby Melnick:    The source of the numbers is you. The source of the numbers is
                  -Ed- and the source of numbers if the C.L. King presentation which is filed in an 8K dated October 12.

Laurence Levy:    Okay. Why don't we discuss this off line and operator I'd
                  appreciate it any additional questions from other shareholders. Thank you.

Operator:         Your next question will come from the line of Chris Dudko with the JDA Capital.

Chris Dudko:      Hey guys, good morning. I saw you mentioned the $6500 a day as
                  I guess sort of the average EBITDA contribution per ship. I was curious you talked about a lot of improvement with the US ships but can you talk about the difference in EBITDA contributions between the US fleet and the Canadian fleet and how that has changed in the quarter.

Laurence Levy:    Scott could you respond to that please.

Scott:            Joe can answer that.

Joe:              I'll be happy to do that Laurence.

Laurence Levy:    Go ahead Joe.

Joe: If you're looking at the Canadian fleet in US dollars we've had what I would call the EBITDA before G&A costs that was approximately flat from about - both of them around $4.2 million for the quarter whereas - and that was impacted a little bit by some of the factors that we talked earlier. Whereas the US business - where we had a tough quarter a year ago, we've almost doubled from a $1.5 million before G&A to about $2.8 million.

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                                                            RAND LOGISTICS, INC.
                                                                         Page 22

                  So that's a significant improvement on the US side. We did have some inefficiency on the Canadian side this quarter in matching the ships with the freight responding to the most pressing customer needs of the ships of the customers during the WMS strike.

Scott: Chris those Canadian operations for the second quarter represent about 62% of our total EBITDA as a company

Chris Dudko:      I'm sorry Canadian is 62%.

Scott:            That's correct.

Chris Dudko:      Okay and you think that the US will continue that $6500 number that you gave sort of as a potential - I guess a potential average. You see continued US improvement sort of baked into that.

Scott:: We see further improvement in our US and as Joe touched upon our Canadian operations are slightly off this year due to a couple of incidents we've had on board the vessels.

                  On day-to-day operations, they're actually out performing last years pace. If you subtract the incidents that we've had. So we see further room for improvement on both sides next year.

Chris Dudko:      Okay. And ...

Ed: Chris across the fleet though I think if you're thinking about the $6500 per day operating margins across the entire fleet because there are differences in the operating profitability of each of the vessels ...

Chris Dudko:      Right.

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                                                            RAND LOGISTICS, INC.
                                                                         Page 23

Ed:               Because that's a good number to be targeting.

Chris Dudko:      Okay. And then how much of that estimate is based on higher
                  Canadian currency rates? Does that have much of an effect on that?

Laurence Levy:    We have not factored in much of a change and obviously,
                  currencies can move back and forth.

Chris Dudko:      Right.

Laurence Levy:    But certainly at the moment currencies can move back and
                  forth. But certainly at the moment the currency is helpful to us to the extent we are reporting US dollars and as Scott said over half our EBITDA is generated in Canadian.

Chris Dudko:      Okay and what was the currency effect in the quarter?

Laurence Levy:    Joe.

(Joe):            Well I think there were a couple of effects for the quarter.
                  The Canadian currency effectively picked up I'm going to say about $350,000 - of almost $350,000 of EBITDA. If you look at the translation rates this quarter versus the translation rates in last year's quarter which was helpful from an EBITDA basis.

                  Now going the other way if you look at my US earnings year-over-year, I lost about almost $250,000 in my Canadian EBITDA translating the US unit's results when I was trying to meet my bank covenants - EBITDA bank covenants which were in Canadian. So while it's overall a good effect from a US currency or US reporting basis, it had a slight impact, a modest impact on my financial covenants.

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                                                            RAND LOGISTICS, INC.
                                                                         Page 24

Chris Dudko:      Okay. Great thanks.

Laurence Levy:    Thank you.

Operator:         And at this time there are no further questions. Please
                  continue with any closing comments.

Laurence Levy:    Thank you very much operator. We continue to be optimistic about Rand's longer-term prospects. We thank you all for your inputs in Rand and we look forward to speaking to you all on our next call.

Operator:         Ladies and gentlemen this does conclude the Rand Logistics second quarter 2008 Conference Call. You may now disconnect.

                                       END